                      SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported):  January 22, 2001
                                                  (November 15, 2000)



                               CRIIMI MAE INC.
           (Exact name of registrant as specified in its charter)

       Maryland                    1-10360                       52-1622022
(State or other jurisdiction     (Commission                 (I.R.S. Employer
    of incorporation)            File Number)               Identification No.)







                            11200 Rockville Pike
                         Rockville, Maryland  20852
 (Address of principal executive offices, including zip code, of Registrant)

                                (301) 816-2300
              (Registrant's telephone number, including area code)

Item 5.  Other Events

     On November 15, 2000, CRIIMI MAE Inc. and its two affiliates CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P. (collectively, the "Debtors") filed with the United States Bankruptcy Court for the District of Maryland, Greenbelt (the "Bankruptcy Court") certain exhibits in support of confirmation of their Third Amended Joint Plan of Reorganization (as amended and supplemented by praecipes filed with the Bankruptcy Court on July 13, 14, 21 and November 22, 2000, the "Plan"). Attached as exhibits to this Current Report on Form 8-K are certain of those exhibits identified as follows: (1) Exhibit 11 - the CMBS Sale Portfolio Schedule; (2) Exhibit 13 - the definition of Distribution Record Date for determining the holders of allowed claims and allowed interests who are entitled to receive distributions under the Plan; (3) Exhibit 14 - Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information, representing a more current version than that provided as Exhibit B to the Debtors' Second Amended Joint Disclosure Statement (as supplemented and amended by Praecipes filed with the Bankruptcy Court on July 13 and 21 and August 18, 2000, the "Disclosure Statement"); and (4) Exhibit 17 - Liquidation Analysis, representing a more current version than that provided as Exhibit C to the Disclosure Statement. Each of the foregoing four identified exhibits in support of the Confirmation Order is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

The following exhibits are filed as a part of this Current Report on Form 8-K:

(c)      Exhibits

                  99.1 Exhibit 11 in support of the Confirmation Order - CMBS Sale Portfolio Schedule filed with the Bankruptcy Court on November 15, 2000

                  99.2 Exhibit 13 in support of the Confirmation Order -- Definition of Distribution Record Date filed with the Bankruptcy Court on November 15, 2000

                  99.3 Exhibit 14 in support of the Confirmation Order -- Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information filed with the Bankruptcy Court on November 15, 2000

                  99.4 Exhibit 17 in support of the Confirmation Order - Liquidation Analysis filed with the Bankruptcy Court on November 15, 2000

                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             CRIIMI MAE Inc.



Dated:  January 22, 2001    /s/
                           -----------------------------------------
                           William B. Dockser, Chairman of the Board

                                EXHIBIT INDEX

Exhibit
No.                                         Description
--------------------------------------------------------------------------------

*99.1

*99.2

*99.3

*99.4




*Filed herewith.

EXHIBIT 99.1


                                Exhibit 11

                            CMBS SALE PORTFOLIO



Morgan Stanley Capital I Inc., Series 1998-WF2, Class F, G, H, J, K, L, M and N

First Union-Lehman Brothers-Bank of America Commercial Mortgage Trust Series 1998-C2, Class G, H, J, K, L, M and N

Chase Commercial Mortgage Securities Corp., Series 1998-1, Class F, G, H, I and J

DLJ Mortgage Acceptance Corp. Series 1997-CF2, Class B3-OC

Mortgage Capital Funding, Inc. Series 1998-MC1, Class H, J, K, L, M and N

Mortgage Capital Funding, Inc. Series 1998-MC2, Class F, G, H, J, K and L

CRIIMI MAE CMBS Corp Series 1998-1, Class F, G, H, J, K, L, X/IO, R-1, R-2, R-3 and Owner Trust Certificates (P, R, XS)

EXHIBIT 99.2


                               Exhibit 13

                         DISTRIBUTION RECORD DATE

The Distribution Record Date for determining the Holders of Allowed Claims and Allowed Interests who are entitled to receive distributions under the Plan shall be (a) with respect to Holders of Allowed Claims, the date which is five Business Days after the Confirmation Date and (b) with respect to Holders of Allowed Interests, the date(s) fixed by the Board of Directors of CMI as the record date(s) for determining the Holders of Allowed Interests entitled to receive accrued and unpaid dividends payable in CMI Common Stock or Cash (or a combination thereof) on the Effective Date. The same record date may apply to each Class included in the Allowed Interests that are entitled to receive distributions under the Plan or different record dates may be used, as necessitated by applicable Maryland General Corporation Law, New York Stock Exchange rules (if applicable to a given Class), and CMI's constituent documents.

EXHIBIT 99.3


                               Exhibit 14

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


CRIIMI MAE Inc.
Condensed Consolidated ProForma Balance Sheet (Net of Match Funded Debt or
"MFD")
Amounts in Millions

                                               Match Funding    9/30/2000    Proforma Adj.  12/31/2000    Emergence      12/31/2000
                                   9/30/2000       Reclass      Net of MFD  10/00 to 12/00  Net Proforma  Adjustments(2) Reorganized
                                                                                 (1)
                                  ----------   -------------    ----------  --------------  ------------  -------------  -----------
ASSETS:
Cash and Cash Equivalents             163.5              -          163.5           52.0         215.5         (181.8)        33.7
CMBS and Other MBS Assets             983.1         (279.9)         703.2         (146.7)        556.5              -        556.5
Insured Mtg Securities                384.4         (368.2)          16.2           (0.2)         16.0              -         16.0
Originated Loans                      411.3         (388.7)          22.7          (22.7)            -              -            -
Equity Basis Subsidiaries              34.2              -           34.2            0.1          34.3              -         34.3
Receivables and Other Assets           85.9           (8.8)          77.1          (26.1)         51.0              -         51.0
                                  ----------   -------------    ----------  --------------   ----------   ------------   ----------
Total Assets                        2,062.5       (1,045.6)       1,016.9         (143.6)        873.3         (181.8)       691.5
                                  ----------   -------------    ----------  --------------   ----------   ------------   ----------

LIABILITIES:
Accounts and Other Payables            86.4           (8.8)          77.6          (20.0)         57.6          (48.5)         9.1

CBO Debt-CMBS                         279.9         (279.9)             -              -             -              -            -
CMO Debt-Insured Mtg Securities       368.2         (368.2)             -              -             -              -            -
CMO Debt-Originated Loans             388.7         (388.7)             -              -             -              -            -
                                  ----------   -------------    ----------  --------------   ----------   ------------   ----------
                                    1,036.8       (1,036.8)             -              -             -              -            -

Secured Financing                     525.7              -          525.7         (159.2)        366.5         (366.5)           -
Unsecured Notes                       100.0              -          100.0              -         100.0         (100.0)           -
Other Unsecured Debt                   89.7              -           89.7              -          89.7          (89.7)           -
Other Secured Debt                      1.3              -            1.3              -           1.3           (1.3)           -
                                  ----------   -------------   -----------  -------------    ----------   ------------   ----------
                                      716.8              -          716.8         (159.2)        557.5         (557.5)           -

Merrill/GACC Debt (new)                   -              -              -              -             -          266.5        266.5
Note A (new)                              -              -              -              -             -          105.0        105.0
Note B (new)                              -              -              -              -             -           56.7         56.7
                                  ----------   -------------   -----------  -------------    ----------   ------------   ----------
                                          -              -              -              -             -          428.2        428.2

Total Liabilities                   1,840.0       (1,045.6)         794.4         (179.2)        615.1         (177.8)       437.3

SHAREHOLDERS' EQUITY:
Preferred Equity Face Value            60.2              -           60.2              -          60.2              -         60.2

Dividend Preferred Equity Face Value    5.9              -            5.9           37.5          43.4              -         43.4
Common Equity                         156.5              -          156.5           (1.9)        154.6           (4.0)       150.6
                                  ----------   ------------    -----------  -------------    ----------   ------------   ----------
                                      162.3              -          162.3           35.7         198.0           (4.0)       194.0
                                  ----------   ------------    -----------  -------------    ----------   ------------   ----------
Liabilities and Shareholders'
  Equity                            2,062.5       (1,045.6)       1,016.9         (143.5)        873.3         (181.8)       691.5
                                  ----------   ------------    -----------  -------------    ----------   ------------   ----------

(1) Represents activities from October 1, 2000 to December 31, 2000 exclusive of cash payments and debt issuance to creditors pursuant to the Plan.
(2) Represents cash payments and debt issuance to creditors pursuant to the Plan.

     The unaudited pro forma condensed consolidated balance sheet (the "Pro Forma Balance Sheet") presented on the preceding page is based upon the historical balance sheet of the Company as of September 30, 2000. The Pro Forma Balance Sheet gives effect to (i) the reclassification of non-recourse debt and related interest payable against the corresponding CMBS and other MBS assets, Insured Mortgage, and Originated Loan assets as reported on the Company's GAAP basis consolidated balance sheet as of September 30, 2000 (the "Match Funding Reclassification"), (ii) pro forma adjustments to reflect the anticipated results of operations from September 30, 2000 through December 31, 2000 (the "Assumed Effective Date"), and (iii) the reorganization, as detailed in the Plan, assuming the Plan becomes effective on the Assumed Effective Date (collectively, the "Pro Forma Adjustments"). Although the Company's financial results are not normally presented reflecting the Match Funding Reclassification, the Company believes that this presentation more clearly depicts the economic impact of the transactions contemplated by the Plan.

     The Company does not qualify for "fresh start reporting" under the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" because (i) the Company's reorganization value of assets immediately before the date of Confirmation is expected to exceed the total of all post-petition liabilities and allowed Claims, and (ii) the Holders of existing voting shares immediately before Confirmation will receive more than 50 percent of the voting shares of the emerging entity.

     THE PRO FORMA BALANCE SHEET IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE AN ACTUAL STATEMENT OF THE FINANCIAL CONDITION, OR REFLECT OPERATING RESULTS, OF THE COMPANY ASSUMING THE TRANSACTIONS DESCRIBED HEREIN ARE CONSUMMATED ON THE RESPECTIVE DATES INDICATED, AND IS NOT INTENDED TO BE PREDICTIVE OR REPRESENTATIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

     The Pro Forma Adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The Pro Forma Balance Sheet and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and the other information pertaining to the Company appearing in its Disclosure Statement. In addition, the independent public accountants of the Company, Arthur Andersen LLP, have neither examined nor compiled or provided any other assurance report on the Pro Forma Balance Sheet in accordance with Generally Accepted Auditing Standards, and accordingly, assume no responsibility for it.

                       PROJECTED FINANCIAL INFORMATION


CRIIMI MAE Inc.
Projected Condensed Consolidated Basis Balance Sheet-Net of Match Funded
  Debt ("MFD")
Amounts in Millions

                                 Effective       1          2         3          4         5         6         7         8
                                    Date
                                 ----------   --------  --------  --------  ---------  --------  --------  --------   --------
Cash and Cash Equivalents             33.7       33.7       23.6      16.0        8.5      8.8       27.1     39.9       53.5
CMBS and Other MBS Assets (Net)      556.5      559.5      564.2     570.6      579.2    590.0      602.3    616.4      631.5
Insured Mortgage Securities (Net)     16.0       15.3       14.8      14.3       13.9     13.6       13.4     13.2       13.1
Equity Basis Subsidiaries             34.3       33.7       33.6      33.1       32.2     30.9       29.2     27.2       24.8
Receivables and Other Assets          51.0       46.8       42.8      39.0       37.0     40.5       36.6     34.9       34.0
                                 ----------  ---------   -------  --------  ---------  ---------  --------  -------   -------
Total Assets                         691.5      689.0      679.0     673.0      670.8    683.8      708.6    731.6      756.9
                                 ----------  ---------   -------  --------  ---------  ---------  --------  -------   -------

Accounts and Other Payables            9.1       13.2       14.1      12.0       11.5      8.3        9.1      9.1        9.1

Merrill/GACC Debt                    266.5      241.2      213.4     200.1          -        -          -        -          -
Note A                               105.0       97.2       85.4      64.4       44.0        -          -        -          -
Note B                                56.7       60.8       65.2      70.0       75.0     80.5          -        -          -
Merrill/GACC Replacement Debt            -          -          -         -      187.5    171.0      152.9    133.0      111.1
Note A Replacement Debt                  -          -          -         -          -     40.2       40.2     40.2       40.2
Note B Replacement Debt                  -          -          -         -          -        -       88.8     88.8       88.8
                                 ----------  ---------   --------  --------  --------  --------   --------  -------  --------
                                     428.2      399.3      364.0     334.5      306.4    291.7      281.9    262.0      240.2

Preferred Equity Face Value           60.2       44.9       39.9      39.9       39.9     39.9       39.9     39.9       39.9

Dividend Preferred Equity Face
  Value                               43.4       24.6       24.6      24.6       24.6     24.6       24.6     24.6       24.6
Common Equity                        150.7      207.0      236.4     262.0      288.4    319.3      353.1    396.0      443.2
                                 ----------  ---------   --------  --------  --------  --------   --------  -------  --------
                                     194.1      231.6      261.0     286.6      313.0    343.9      377.7    420.6      467.8
                                 ----------  ---------   --------  --------  --------  --------   --------  -------  --------
Liabilities and Equity               691.5      689.0      679.0     673.0      670.8    683.8      708.6    731.6      756.9
                                 ----------  ---------   --------  --------  --------  --------   --------  -------  --------

CRIIMI MAE Inc.
Estimated Cashflows - Net of Match Funded Debt ("MFD")
Amounts in Millions

                                                  1          2          3           4          5          6          7         8
                                              --------   --------   --------    --------   --------   --------   --------   --------
Cashflows
CBO 1 Retained Bonds                            11.0       10.9       10.9        11.0       10.8       11.3       11.4       11.2
CBO 2 Retained Bonds                            72.0       72.1       72.2        72.0       71.9       71.7       71.3       72.1
Nomura 1998 D-6                                  2.8        2.8        2.8         2.8        2.8        2.8        2.8        2.8
Effect of Credit  Losses and Int.
  Shortfalls on Cashflow                        (4.8)      (6.9)      (8.9)      (10.7)     (12.1)     (12.9)     (13.1)     (13.4)
                                              --------   --------   --------    --------   --------   --------   --------   -------
                                                81.1       78.9       77.1       75.0        73.4       72.8       72.3       72.7

Insured Mortgage Securities - Net of MFD         3.5        3.2        3.0         2.8        2.6        2.4        2.2        2.1
AIM Funds Gen. Ptnrship and Investment LP
  Interest                                       3.2        2.6        2.0         1.6        1.3        1.0        0.8        0.6
Mezzanine Loans                                  1.1        1.1        1.1         1.1        1.1        1.1        1.1        1.1
Short-Term Interest Income                       2.2        1.9        1.3         0.8        0.6        1.2        2.2        3.1
Servicing Affiliates distributions                 -          -          -           -          -          -          -          -
                                              --------   --------   --------    --------   --------   --------   --------   -------
                                                91.1       87.6       84.4        81.3       78.9       78.5       78.6       79.6
Interest Expense
Merrill/GACC Debt                              (25.0)     (22.4)     (20.4)      (19.1)         -          -          -         -
Note A                                         (11.9)     (10.7)      (8.8)       (6.4)      (4.9)         -          -         -
Note B                                          (7.6)      (8.2)      (8.8)       (9.4)     (15.1)      (6.0)         -         -
Merrill/GACC Extension Fees                        -       (3.2)      (6.2)       (2.8)         -          -          -         -
Note A Extension Fees                              -          -          -        (0.7)      (0.6)         -          -         -
Note B Extension Fees                              -          -          -        (1.1)      (3.7)         -          -         -
Merrill/GACC Replacement Debt                      -          -          -           -      (18.5)     (16.8)     (15.1)    (13.1)
Note A Replacement Debt                            -          -          -           -          -       (4.7)      (4.7)     (4.7)
Note B Replacement Debt                            -          -          -           -          -          -      (11.5)    (11.5)
                                              --------   --------   --------    --------   --------   --------   --------   -------
                                               (44.5)     (44.5)     (44.2)      (39.5)     (42.9)     (27.6)     (31.3)    (29.4)
                                              --------   --------   --------    --------   --------   --------   --------   -------
Net Interest Margin                             46.5       43.1       40.3        41.8       36.0       50.9       47.3      50.2
                                              --------   --------   --------    --------   --------   --------   --------   -------

General and Administrative                     (10.0)     (10.0)     (10.0)      (10.8)     (10.9)     (11.0)     (11.1)    (11.3)
                                              --------   --------   --------    --------   --------   --------   --------   -------
Cashflow from Operations                        36.5       33.1       30.3        31.0       25.2       39.9       36.2      38.9
                                              --------   --------   --------    --------   --------   --------   --------   -------

Debt Amortization
Merrill/GACC Debt                              (25.3)     (27.9)     (13.2)      (14.5)         -          -          -         -
Note A Miscellaneous Collateral Amortization    (7.8)      (6.8)      (6.0)       (5.4)      (4.9)         -
Note A Other Scheduled Amortization                -       (5.0)     (15.0)      (15.0)         -          -          -         -
Merrill/GACC Replacement Debt                      -          -          -           -      (16.5)     (18.1)     (19.9)    (21.8)
                                              --------   --------   --------    --------   --------   --------   --------   -------
                                               (33.0)     (39.7)     (34.3)      (35.0)     (21.4)     (18.1)     (19.9)    (21.8)
Debt Facility Maturities/Refinancing
Principal Amount of Replacement Financing          -          -          -       187.5       40.2       88.8          -         -
Replacement Financing Origination Fees             -          -          -        (1.9)      (1.2)      (2.4)         -         -
Emergence Debt Principal Repayments                -          -          -      (185.6)     (39.1)     (86.4)         -         -
                                              --------   --------   --------    --------   --------   --------   --------   -------
Net Proceeds                                       -          -          -           -          -          -          -         -

                                              --------   --------   --------    --------   --------   --------   --------   -------
Cashflow Available to Equity                     3.5       (6.6)      (4.0)       (4.0)       3.8       21.8       16.3      17.1
                                              --------   --------   --------    --------   --------   --------   --------   -------

Dividends
Dividend Preferred Cash Dividends               (3.5)      (3.5)      (3.5)       (3.5)      (3.5)      (3.5)      (3.5)     (3.5)
                                              --------   --------   --------    --------   --------   --------   --------   -------
Net Incr/Decr in Cash                              -      (10.1)      (7.6)       (7.5)       0.3       18.3       12.8      13.6
                                              --------   --------   --------    --------   --------   --------   --------   -------

Cash Reconciliation
Opening Balance                                 33.7       33.7       23.6        16.0        8.5        8.8       27.1      39.9
Net Increase/Decrease                              -      (10.1)      (7.6)       (7.5)       0.3       18.3       12.8      13.6
                                              --------   --------   --------    --------   --------   --------   --------   -------
Ending Cash Balance                             33.7       23.6       16.0         8.5        8.8       27.1       39.9      53.5
                                              --------   --------   --------    --------   --------   --------   --------   -------

CRIIMI MAE Inc.
Projected Tax Basis (Loss) Income - Net of Match Funded
Debt ("MFD")
Amounts in Millions

                                                  1          2          3           4          5          6          7         8
                                              --------   --------   --------    --------   --------   --------   --------   --------
Tax Basis Income
CBO1, CBO2, and Nomura NR                       111.5      115.7     119.4        122.9      126.6     127.9      125.4      126.8
Effect of Credit Losses and Int.
  Shortfalls on Income                           (5.1)      (8.4)    (11.2)       (13.6)     (15.5)    (16.8)     (17.2)     (17.6)
                                              --------   --------   --------    --------   --------   --------   --------   --------
                                                106.4      107.3     108.3        109.3      111.1     111.1      108.1      109.3

Insured Mortgage Securities - Net of MFD          2.8        2.6       2.4          2.2        2.1       1.9        1.8        1.7
AIM Funds Gen. Ptnrship and Investment LP
  Interests                                       1.1        0.8       0.7          0.5        0.4       0.3        0.3        0.2
Mezzanine Loans                                   1.1        1.1       1.1          1.1        1.1       1.1        1.1        1.1
Short-Term Interest Income                        2.2        1.9       1.3          0.8        0.6       1.2        2.2        3.1
Servicing Affiliates                              1.6        1.6       0.9          0.2       (0.4)     (1.0)      (1.5)      (1.9)
                                              --------   --------   --------    --------   --------   --------   --------   --------
                                                115.0      115.3     114.5        114.1      114.8     114.6      112.0      113.4
Interest Expense
Merrill/GACC Debt                               (25.0)     (22.4)    (20.4)       (19.1)         -         -          -          -
Note A                                          (11.9)     (10.7)     (8.8)        (6.4)      (4.9)        -          -          -
Note B                                          (11.8)     (12.6)    (13.5)       (14.5)     (15.6)    (16.9)         -          -
Merrill/GACC Extension Fees                         -       (3.2)     (6.2)        (2.8)         -         -          -          -
Notes A&B Extension Fees                            -          -         -         (1.8)      (4.4)        -          -          -
Merrill/GACC Replacement Debt                       -          -         -            -      (18.5)    (16.8)     (15.1)     (13.1)
Note A Replacement Debt                             -          -         -            -          -      (4.7)      (4.7)      (4.7)
Note B Replacement Debt                             -          -         -            -          -         -      (11.5)     (11.5)
Amort of Deferred Costs                          (1.3)      (1.1)     (1.0)        (1.0)      (1.3)     (1.3)      (1.7)      (1.0)
                                              --------   --------   --------    --------   --------   --------   --------   --------
                                                (49.9)     (50.0)    (49.9)       (45.5)     (44.6)    (39.8)     (33.0)     (30.3)
                                              --------   --------   --------    --------   --------   --------   --------   --------

Net Interest Margin                              65.1       65.3      64.6         68.5       70.2      74.8       79.0       83.1
                                              --------   --------   --------    --------   --------   --------   --------   --------


General & Administrative                        (10.0)     (10.0)    (10.0)       (10.0)     (10.0)    (10.0)     (10.0)     (10.0)
Credit Loss Deduction - Estimated                (7.8)     (12.6)    (13.4)       (11.1)      (9.7)     (7.5)      (5.1)      (1.9)
Amortization of Mark to Market Adjustment      (119.5)    (119.5)   (119.5)           -          -         -          -          -
Deductions for Dividends Paid                       -          -         -         (7.8)      (7.8)     (7.8)      (7.8)      (7.8)
NOL Carryforward Utilization                        -          -         -        (35.6)     (38.3)    (44.5)     (50.4)     (57.0)
                                              --------   --------   --------    --------   --------   --------   --------   --------
Taxable (Loss) Income (1)                       (72.2)     (76.8)    (78.2)         4.0        4.3       4.9        5.6        6.3
                                              --------   --------   --------    --------   --------   --------   --------   --------

Dividends
Series B                                         (4.3)      (4.3)     (4.3)        (4.3)      (4.3)     (4.3)      (4.3)      (4.3)
Series E                                         (1.5)      (0.2)        -            -          -         -          -          -
Series F and Series G Dividend Preferred         (3.5)      (3.5)     (3.5)        (3.5)      (3.5)     (3.5)      (3.5)      (3.5)
                                              --------   --------   --------    --------   --------   --------   --------   --------
Subtotal                                         (9.3)      (8.0)     (7.8)        (7.8)      (7.8)     (7.8)      (7.8)      (7.8)
                                              --------   --------   --------    --------   --------   --------   --------   --------


                                              --------   --------   --------    --------   --------   --------   --------   --------

Cash Dividends to Common                            -          -         -            -          -         -          -          -
                                              --------   --------   --------    --------   --------   --------   --------   --------


Net Operating Loss
                                              --------   --------   --------    --------   --------   --------   --------   --------
NOL Created                                     (72.2)     (76.8)    (78.2)            -          -         -          -          -
Taxable Income before NOL Usage                     -          -         -          39.6       42.6      49.4       56.0       63.3
Alternative Minimum Tax Limitation                  -          -         -          (4.0)      (4.3)     (4.9)      (5.6)      (6.3)
NOL Utilized                                        -          -                    35.6       38.3      44.5       50.4       57.0
NOL Carryforward Amount (2)                    (120.9)    (197.7)   (276.0)       (236.4)    (193.8)   (144.4)     (88.4)     (25.0)
                                              --------   --------   --------    --------   --------   --------   --------   --------


(1) - The Company, due to Alternative Minimum Tax NOL usage limitations, accrues and pays tax at 20% of the AMT Taxable Income beginning in Period 4 of this Projection.
(2) - Beginning in Period 4, this amount represents the AMT NOL carryforward.

     The preceding projected financial data (the "Projections") were prepared by CRIIMI MAE based upon various assumptions including assumptions about the economy and financial markets in general, and the related effect on the Reorganized Company's future financial condition and results of operations.

     The Projections are provided for informational purposes only. The Company does not generally publish its business plans and strategies or make external projections of its anticipated financial position or results of operations. Accordingly, the Company does not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in November 2000, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. However, the Company's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in the Company's Quarterly SEC Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning the Company's actual financial condition and operating results during the period covered by such Reports.

     The Projections were prepared for the limited purpose of providing information in conjunction with the Plan. Accordingly, the Projections were not prepared to comply with guidelines for prospective financial statements published by the American Institute of Certified Public Accountants regarding financial projections, and are not intended to comply with Rule 11-02 of Regulation S-X of the SEC. The Company believes that while not consistent with its traditional GAAP and SEC reporting, the Projections present the net assets and recourse debt obligations in a more relevant and understandable format for purposes of the hearing with respect to confirmation of the Company's Plan. The Company's independent public accountants, Arthur Andersen LLP, have neither compiled nor examined, or provided any other assurance report in accordance with Generally Accepted Auditing Standards, on the accompanying projected financial information, to determine the reasonableness thereof and, accordingly, have not expressed any opinion or any other form of assurance with respect thereto.

     Projected unaudited consolidated financial statements for the Company are included for eight years commencing on the Assumed Effective Date of December 31, 2000.

     Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See the Section entitled "CERTAIN RISK FACTORS" in the Company's Disclosure Statement for a discussion of various other factors that could materially affect the Company's financial condition, results of operations, businesses, prospects and securities.

     The following points represent the significant assumptions underlying the Pro Forma Balance Sheet and Projections.

Significant Assumptions Related to the Pro Forma Balance Sheet and Projections


Pre-Emergence Asset Sale Transactions:
The Projections reflect the sale of the CMBS Sale Portfolio as follows:
     The combined sales price of the CMBS Sale Portfolio, inclusive of the Company's economic interest in the Originated Loans (CMO-IV), was approximately $419 million, $342 million of which was used to pay related secured debt. All of such sales were completed as of November 6, 2000.

General:
     The Debtors' Plan is effective on December 31, 2000 (the "Assumed Effective Date").
     The Pro Forma Balance Sheet and the Projections are presented net of the non-recourse debt associated with the Company's assets. The non-recourse debt was issued in relation to the Company's 1998 CMBS re-securitization transaction (CBO-2), the Insured Mortgage Securities (CMO-I, CMO-II, CMO-III) and the Originated Loans (CMO-IV), collectively ("the Match Funded Debt"). The Match Funded Debt and corresponding assets related to the CMO-IV transaction are removed from the Company's balance sheet as of November 6, 2000, the sale date of such assets.
     The Pro Forma Balance Sheet anticipates the recognition of new debt at fair value, with the related origination fees recognized as current expense items as opposed to capitalized items in accordance with SOP 90-7. The Company does not currently anticipate a difference between the New Debt's fair value and its previous carrying amount, although there can be no assurance that such a difference will not occur. Any difference between the New Debt's fair value and its previous carrying amount will be recognized as an extraordinary item.
     For all Projection periods, the Company assumes that one month LIBOR remains constant at 6.6%. This LIBOR benchmark is utilized to calculate the interest cost on the Merrill/GACC Debt facility, its successor facility, and as a proxy for the Series E Preferred Stock floating rate dividend accrual benchmark, and to estimate the Company's reinvestment income.


The Company's Business Plan:
     The Projections are a base line measure and assume that no additional purchases of CMBS are made during the Projection period. It is not the Company's intention to only accumulate net excess cash generated from its existing assets; rather, the base line Projections are intended to demonstrate the amount of excess cash that the core group of assets would, based upon assumptions, generate under the Company's reorganized debt structure. Any excess cash generated by the core group of assets, exclusive of that used to service the Company's debt, pay operating expenses, or make required cash dividend payments, is assumed to be retained in cash or short-term investments and reinvested at one month LIBOR. Although the Company contemplates that such cash would, in part, fund its securities trading, acquisition, and other investment activities, it has not projected the results of any such activities. The Company expects to continue to operate its business in such a manner that it will not be required to register as an investment company under the Investment Company Act of 1940 and the rules and regulations thereunder.

Financial Statement Presentation

General:
     The Projections have not been prepared or presented in a manner consistent with the Company's traditional GAAP reporting, although the Company believes that the method of presentation (reflecting the Match Funding Reclassification) is more relevant and understandable in presenting the economics of the transactions contemplated by the Plan.
     The periods presented are annual periods beginning with the Assumed Effective Date.


Balance Sheets:
     The Company's assets, as presented in the Pro Forma Balance Sheet at September 30, 2000, equal the reported fair value, less the amortized cost of the related Match Funded Debt, arriving at a Net of Match Funded Debt presentation. The resulting asset presentation is subsequently adjusted for discount and/or premium amortization to reflect the passage of time in the Projection periods. The projected balance sheet treatment of the CMBS and Insured Mortgage Securities, while reflective of the normal estimated discount and/or premium amortization related to the assets, is not intended to represent the fair value of the Company's retained portion of such assets for any given Projection period.
     Liabilities presented on the Pro Forma and projected balance sheets are only those liabilities that are recourse to the Company.


Projected Cashflows:
     The Projected Cashflows are presented reflecting the Match Funding Reclassification.
     For purposes of the Projections, it is assumed that the Company neither receives, nor funds, any cash to or from its primary servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP").


Projected Tax Basis (Loss)/Income:
     The Tax Basis (Loss)/Income Projection is presented reflecting the Match Funding Reclassification.
     For purposes of the Projections, the effect of "writing down" the CMBS portfolio, resulting from the Company's trader status election as discussed below, is in effect throughout the Projection period.


Impact of Trader Election:
     The Company has elected to be classified as a securities trader for tax purposes.
     Such election impacts the Projections primarily through:
     Recognition of approximately $478 million of mark-to-market adjustments to the tax basis of the CMBS securing the Company's CBO assets on a straight line basis over a four year period. Since the election is in effect for the full year 2000, the Projections reflect the remaining three years of such amortization;
     Corresponding downward adjustment of the tax basis of the Company's retained CMBS assets; Subsequent to the $478 million mark-to-market adjustment, a relative increase in the tax yield and taxable income of the Company's CMBS due to such decrease in tax basis;
     Creation of tax basis net operating losses for the first three years of the Projections, primarily resulting from the recognition of the aforementioned mark-to-market adjustments. Any accumulated and unused net operating loss carryforward is utilized to offset the majority of taxable income in periods three through eight of the Projections.

ASSETS:

CMBS Assets (and related credit losses):
     The Projections assume that the Company's CMBS assets, after giving effect to the sale of the CMBS Sale Portfolio, include the retained bonds from its CBO-1 and CBO-2 resecuritizations, and the unrated bond from the NASC 1998 D-6 securitization. Economically, the Company holds approximately $109 million, $1.1 billion, and $47 million face amount of bonds from CBO-1, CBO-2 and NASC 1998 D-6, respectively. Collectively, the Company's CMBS have a weighted average coupon of approximately 6.7%.
     The Projections utilize the Company's most recent estimates of future credit losses on the CMBS assets described above.
     The tax basis credit loss deductions are assumed to be realized through a proportionate reduction in the then current tax basis of the bonds when compared to the assumed face amount of the loss.
     The magnitude and timing of credit losses have a direct impact on the Company's cashflow (see Section entitled "CERTAIN RISK FACTORS" in the Company's Disclosure Statement). The Company projects interest shortfalls during the periods covered by the Projections that are equal to approximately one year's coupon interest income on the succeeding year's assumed CMBS principal loss. The Company assumes that such interest shortfalls on delinquent loan payments are not recovered.


Insured Mortgage Securities:
     Prepay at a constant prepayment rate ("CPR") of 10% during the period covered by the Projections.
     The assets are presented reflecting the Match Funding Reclassification on the balance sheet.
     The face amount of the mortgage securities is assumed to be $383 million, with corresponding aggregate CMO bond balances of $369 million.
     The weighted average coupon on the mortgage securities is assumed at 7.7% and the weighted average coupon on the related bonds is assumed at 7.0%.


Equity Basis Subsidiaries:
     The Company, through CRIIMI Inc., owns general partnership interests in AIM 84, AIM 85, AIM 86, and AIM 88. Such interests represent 2.9%, 3.9%, 4.9% and 4.9% of the AIM fund net cashflow respectively. In addition, through CRI/AIM Investment LP, the Company owns a 20% interest in the advisor to the AIM funds. The advisor earns a fee based on AIM fund invested asset balances. The Projections include cashflows related to the Company's ownership interests, assuming a 21% CPR on the mortgages and invested assets underlying the AIM funds.
     The Company currently carries its investment in servicing affiliates, CRIIMI MAE Services L.P. and CRIIMI MAE Services Inc., utilizing the equity method of accounting. Changes in corporate structure could result in those
subsidiaries  being  consolidated  in  future  periods.   For  purposes  of  the
Projections, it is assumed that the Company neither receives, nor funds, any cash to or from these servicing affiliates.


Receivables and Other Assets:
     Pro forma Receivables and Other Assets include the following approximate amounts:
     $13 million of intangible costs related to the merger of certain business in 1995, and $9 million of debt issuance and other deferred costs,
     $7 million of Mezzanine Notes that generate cashflow of approximately 15% per annum during the periods covered by the Projections,
     $6.5 million of miscellaneous assets, including a $3 million Deferred Compensation Note Receivable, and
     $15.5 million of normalized interest receivable on assets.
     Intangible assets are amortized in the Projections, while Mezzanine Loans and Interest Receivable are assumed to remain constant throughout the Projection period.

LIABILITIES:

Accounts and Other Payables:
     Pro forma Accounts and Other Payables include the following approximate amounts:
     $6 million of normalized accounts/other payable, $3 million of CRIIMI MAE Management, Inc. note payable (offset through other assets),
     Accounts and Other Payables are assumed to remain constant throughout the Projection period with the exception of increases/decreases reflecting the accrual and payment of extension fees to Merrill/GACC and Notes A and B as discussed below.


Debt Facilities

Merrill Lynch/GACC Debt:  (See Plan Section IV)
     Accrues and pays an interest rate of one month LIBOR plus 325bps per annum. Interest accrues on the average balance outstanding as of the beginning and end of each period presented.
     Principal repayments are made in the following manner:
     Year 1 - All net cash flow available to the Company, after maintenance of working capital, and the payment of:
         all interest due on debt,
         general and administrative expenses,
         permitted dividends,
         Collectively these items are known as (the "Cash Sweep").
         Note A Miscellaneous Collateral amortization.
     Year 2 - Merrill/GACC Cash Sweep continues until the aggregate principal paydown is equal to $50 million, assumed to occur within 24 months of the Assumed Effective Date. Thereafter, Merrill/GACC receive a proportionate amount of the amortization as described below for Years 3 and 4.
     Years 3 and 4 - Merrill/GACC facility receives principal amortization assuming the original principal amount is fully amortized, utilizing mortgage-type amortization, by the 13th anniversary of the Assumed Effective Date, with the interest rate remaining constant at one month LIBOR plus 325bps.
     Extension fees are paid in cash to Merrill/GACC, at a rate of 1.5% of the then outstanding principal balance, at the end of months 24, 30, 36 and 42.


Note A:  (See Plan Section IV)
     5 year term and an interest rate of 11.75% per annum.
     Interest accrues on the average balance outstanding as of the beginning and end of each period presented.
     Principal amortization (payable quarterly) beginning in year 1 and throughout the five year term in an amount equal to the sum of the following:
     Insured Mortgage Proceeds,
     AIM Fund Proceeds, and
     Mezzanine Note Proceeds.
     Collectively, these items are known as the "Miscellaneous Collateral Amortization".
     Scheduled amortization payments of $0, $5 million, $15 million, and $15 million payable at the end of years 1, 2, 3 and 4, respectively. No scheduled amortization is payable in year 5, as the remaining unpaid principal amount of the note is due at the end of such year. If the Note A holders do not receive all or any portion of a Scheduled Principal Paydown in any year and the Miscellaneous Collateral has not been sold, the Note A holders shall receive additional interest of 200 basis points on any unpaid amortization amount until such time as the amount is paid.
     Extension fees are paid in cash, at a rate of 1.5% of the then outstanding principal balance, at the end of months 48 and 54.

Note B  (See Plan Section IV)
     6 year term, a cash interest rate of 13.00%, plus an accretion or negative amortization rate of 7.00% of the outstanding principal balance.
     Interest is paid semi-annually in arrears through the fifth anniversary of the Note with interest for the sixth year of the Note payable one-half on the fifth anniversary of the Note and one-half on maturity date. Both the cash and non-cash components accrue on the average balance outstanding as of the beginning and end of each period presented.
     No cash principal amortization during its term.
     Total outstanding principal amount, including all accretion, is paid at the end of year 6.
     Extension fees are paid in cash, at a rate of 1.5% of the then outstanding principal balance, at the end of months 48, 54, and 60.


Refinancing of Debt Facilities

Merrill/GACC Replacement Debt:
     At the end of the 4 year period, it is assumed that the outstanding principal balance of the Merrill/GACC facility is refinanced into a hypothetical 8 year, fully amortizing facility. The terms of the Merrill/GACC facility do not provide for any extension beyond the original 4 year period.
     Interest accrues and is payable at the same rate, one month LIBOR plus 325bps.
     An origination fee of 1.0% of the principal balance is assumed to be financed.


Note A Replacement Debt:
     At stated maturity, 5 years after the Assumed Effective Date, it is assumed that the outstanding principal balance is refinanced into a hypothetical high-yield note. The terms of Note A do not provide for any extension beyond the original 5 year term.
     Interest accrues and is payable at a rate of 11.75% per annum.
     No principal amortization.
     An origination fee of 3.0% of the principal balance is assumed to be financed.


Note B Replacement Debt:
     At stated maturity, 6 years after the Assumed Effective Date, it is assumed that the outstanding principal balance is refinanced into a hypothetical high-yield note. The terms of Note B do not provide for any extension beyond the original 6 year term.
     Interest accrues and is payable at a rate of 13.00% per annum.
     No principal amortization.
     No accretion coupon or negative amortization provisions.
     An origination fee of 3.0% of the principal balance is assumed to be financed.

Preferred Stock

Series B Preferred Stock:
     The entire amount, approximately $39 million face value, of Series B Preferred Stock remains outstanding throughout the Projection period.
     The Company may pay dividends on the Series B Preferred Stock, including those accrued as of the Effective Date, in cash or common stock at the Company's option. It is assumed in the Projections that such dividends are paid in common stock.
     Dividends accrue at 10.875% per annum prospectively, and are assumed paid in CRIIMI MAE common stock.


Series E Preferred Stock:
     All accrued but unpaid dividends on the portion of the Series E Preferred Stock, which includes the previously exchanged Series C Preferred Stock and Series D Preferred Stock, are paid in CRIIMI MAE common stock.
     All shares of Series E Preferred Stock, $20.3 million are converted into CRIIMI MAE common stock within 15 months of the Assumed Effective Date.
     The Series E Preferred Stock accrues dividends at a rate of three month LIBOR plus 250bps per annum after the Assumed Effective Date, and such accrued dividends are paid in CRIIMI MAE common stock.


Series F Dividend Preferred Stock:
     All accrued but unpaid dividends as of the Effective Date are assumed paid in CRIIMI MAE common stock.
     The $5.9 million of currently outstanding Series F Dividend Preferred Stock accrues dividends at a rate of 12% per annum, and the Projections assume that such dividends are paid in cash subsequent to the Effective Date.


Series G Dividend Preferred Stock:
     Approximately $37.4 million of Series G Dividend Preferred Stock will be issued in mid November 2000 in relation to the Company's 1999 taxable income and REIT distribution requirements.
     Dividends on the Series G Dividend Preferred Stock will be payable in cash or common stock at the Company's option.
     50% of the Series G Dividend Preferred Stock is assumed converted into CRIIMI MAE common stock, and the outstanding balance is assumed to pay dividends at a rate of 15% per annum. The Projections assume that such dividends are paid in cash.


Common Stock:

     The securities trader election and required recognition of mark-to market adjustments create tax basis net operating losses and carryforwards throughout the Projection period. Because the Company's common dividends are based on taxable income and related REIT distribution requirements, no dividends are assumed paid to holders of the Company's common stock during the Projection period.


General Operating and Administrative Expenses:

     General operating and administrative expenses represent the normalized personnel, facility and operating costs the Company anticipates experiencing. Such amounts approximate $10 million per year.
     General operating and administrative expenses increase beginning in year 4 due to assumed taxes relating to Alternative Minimum Tax usage limitations. The Projections assume a non-deductible 20% tax on AMT Taxable Income.
     The general operating and administrative costs of operating CMSLP are included net of revenues in the "Servicing Affiliates" caption in the Estimated Tax Basis (Loss) Income Projection.

EXHIBIT 99.4


                                 Exhibit 17

                             LIQUIDATION ANALYSIS


Section 1129(a) of the U.S. Bankruptcy Code states that the court shall confirm a plan of reorganization only if certain requirements are met. One of these requirements (Section 1129(a) (7) (A) (ii)) is that with respect to each impaired class of claims or interests, each holder of a claim or interest of such class must accept the plan or receive or retain property of a value, as of the Effective Date of the plan, that is not less than the amount that holders of such claims or interests would receive or retain if the Debtors were liquidated under Chapter 7 on such date.

As previously disclosed in Section VII of the Disclosure Statement, Certain Risk Factors, the value of the Company's Subordinated CMBS and other mortgage assets can change due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in U.S. Treasury rates, and changes in risk premiums (commonly referred to in industry practice as "spreads") for purchasing Subordinated CMBS and other mortgage assets. The Company's management believes that only a limited number of investors currently exist with the real estate expertise, infrastructure, and available capital required to evaluate and execute an acquisition of the Company's Subordinated CMBS and other mortgage assets. Furthermore, there is currently no active secondary market for the Company's Subordinated CMBS and other mortgage assets. The size of the Company's portfolio, the unprecedented nature of a liquidation of such portfolio, and the limited liquidity of the secondary CMBS market results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS and other mortgage assets. The Company's management has prepared its liquidation analysis (the "Liquidation Analysis") assuming the Company is unable to preserve its REIT status and a court appointed trustee liquidates the assets of the Debtors' estate not in a "firesale", but over a period of approximately six months (see Significant Assumptions in the Notes to Liquidation Analysis).

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although formulated and considered reasonable by the Debtors, are inherently subject to significant economic, competitive, and other uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IN A CHAPTER 7 CASE. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.

The Liquidation Analysis has been prepared solely for the purpose of estimating the distributable liquidation proceeds available in a hypothetical Chapter 7 case and does not necessarily represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended nor shall it be construed to be an admission by the Company for any other purpose. The independent public accountants of the Company have neither examined nor compiled or provided any assurance report on the Liquidation Analysis thereon in accordance with Generally Accepted Auditing Standards.

                              CRIIMI MAE Inc.
                           Liquidation Analysis
            See Accompanying Notes to Liquidation Analysis

                                                      Liquidation           Estimated                          Recovery
                                                        Proceeds          Allowed Claims       Recovery       Percentage
                                                     ---------------     ---------------      ----------     ------------
Assets:
Cash (1)                                              $ 241,827,187
Sale of Investments (2)                                 373,694,105
Other Assets (3)                                         42,413,550
                                                     ----------------
Liquidation Value of Assets                           $ 657,934,842
                                                     ----------------

Chapter 7 Administrative Expenses:
Tax Liabilities (4)                                                      $ (101,128,333)    $ (101,128,333)       100%
Professionals (5)                                                            (6,000,000)        (6,000,000)       100%
Trustee Fees (6)                                                             (6,514,206)        (6,514,206)       100%
Operating Expenses (7)                                                       (2,860,739)        (2,860,739)       100%


Chapter 11 Administrative and Priority Claims:
Professionals (8)                                                            (7,170,877)        (7,170,877)       100%
Other  (9)                                                                   (4,926,236)        (4,926,236)       100%


Secured Debt (10)                                                          (372,281,473)      (372,281,473)       100%


Unsecured Claims (11)                                                      (213,557,263)      (157,052,978)        74%

                                                                                              -------------
Total Estimated Cash Available for Equity Distribution                                        $          0
                                                                                              -------------

Equity:
Preferred Stock: (12)
   Series B                                                                                   $          0          0%
   Series D                                                                                   $          0          0%
   Series E                                                                                   $          0          0%
   Series F (Dividend Preferred)                                                              $          0          0%
   Series G (Dividend Preferred)                                                              $          0          0%

Available Cash for Distribution to Common
Shareholders                                                                                  $          0

                                                                                              -------------
Common Shares Outstanding (13)                                                                  62,353,170
                                                                                              -------------

Cash Distribution per Common Share                                                            $          0          0%


                      Notes to Liquidation Analysis


Significant Assumptions

The following notes describe the significant assumptions that are reflected in the Liquidation Analysis:

Loss of REIT Status through Chapter 7 Liquidation Significantly Reduces Recoverability to Creditors and Shareholders

The Liquidation Analysis assumes that CRIIMI MAE is not able to distribute sufficient taxable dividends for its 1999, 2000 or 2001 tax years to satisfy REIT distribution requirements and, therefore, is unable to preserve its REIT status. In addition, due to the loss of REIT status, the Company's taxable mortgage pools ("TMPs") are assumed to lose their qualified REIT subsidiary ("QRS") exemptions and are treated as separate tax-paying entities. As a result of the loss of REIT status and the QRS exemptions, the aggregate liquidating distribution, as reflected herein, has been significantly diminished by: (i) corporate federal and state income tax liabilities (excluding penalties and interest) of CBO-1, CBO-2 and CMO-IV (collectively referred to herein as the "Trusts"), and (ii) a reduction in liquidation proceeds resulting from the sale of CBO-1and CBO-2 as TMPs. The liquidating distribution may be further reduced by penalties and interest associated with the potential late payment of 1999, 2000 and 2001 corporate federal and state tax liabilities.

The amount of cash available for distribution for 1999, 2000 and 2001 could be increased in total by approximately $262 million if the Company's REIT status were preserved. The Company's ability to maintain its REIT status through the adequate distribution of dividends (among other requirements) could increase the ultimate recovery by preserving the QRS exemptions of the TMPs currently owned by the Company. Based upon management's assumptions, it is currently estimated that the loss of the Company's REIT status results in a reduction in the liquidation proceeds by approximately $159 million from the sale of the Trusts as TMPs and an additional $101 million due to corporate federal and state income tax liabilities (excluding penalties and interest). These reductions result in a decrease in the ultimate recovery of the unsecured creditors' allowed claims by approximately $56 million (excluding post-petition accrued interest) as reflected in the Liquidation Analysis set forth above. The following paragraphs describe the risks associated with the Company's loss of its REIT status:

     Devaluation of the CMBS assets due to TMP risk. An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP: (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities, and (iii) the payments on the debt securities must bear a relationship to the payments received by the TMPs. Based on this definition, CBO-1, CBO-2 and CMO-IV (collectively the "Trusts") are TMPs. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs whose equity interests are wholly owned by a REIT (or a qualified REIT subsidiary or "QRS"). Since it is assumed that the Company's REIT status is not maintained for 1999, 2000 or 2001, the Trusts would no longer qualify for the exemption granted to a QRS and the Trusts would be required to pay a separate corporate level tax on income derived from their underlying mortgage assets. As a result of the tax on the TMPs, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests) would instead be applied to satisfy corporate federal and state income tax liabilities. Since the equity interests and bonds owned by the Company are the most subordinated securities of the Trusts and are the first to absorb payment shortfalls, the loss of the QRS exemption under the TMP rules would have a material adverse effect on the payments received on these securities and the liquidation value of the Trusts.

The Company's aggregate estimated tax liability (i) has been calculated on a consolidated basis, (ii)
assumes the Company loses its REIT status, and (iii) assumes that the TMPs lose their QRS exemptions and are taxed as separate taxpaying entities. Under this scenario, CRIIMI MAE would likely recognize a taxable loss, while each TMP would have positive taxable income as a separate corporation. The taxable income associated with CBO-1, CBO-2 and CMO-IV is estimated at $103 million for 1999, $104 million for 2000 and $45 million for the period ending May 15, 2001. The $253 million of taxable income, which cannot be offset by CRIIMI MAE's taxable losses, would give rise to an aggregate tax liability of approximately $101 million (excluding penalties and interest) through liquidation, thereby reducing cash available for distribution to unsecured creditors and shareholders. The liquidating distribution may be further reduced by penalties and interest associated with the potential late payment of 1999, 2000 and 2001 corporate federal and state tax liabilities.

The Liquidation Period

This Liquidation Analysis assumes a conversion of the Company's Chapter 11 reorganization to a Chapter 7 liquidation effective November 15, 2000 and involves a six-month liquidation of all remaining assets through May 15, 2001 (the "Liquidation Period"). Cash proceeds from the sale of each asset are used to retire, to the extent of available funds, any related secured debt at the time the assets are sold, with excess cash accumulated in an interest bearing account for the payment of the remaining liabilities in May 2001.

Liquidation Analysis Prepared on a Consolidated Basis for the Debtor Entities

The Liquidation Analysis assumes the liquidation of CRIIMI MAE Inc. and its consolidated subsidiaries (which includes the debtor entities CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P. and certain non-debtor entities). With respect to CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P., the following summarizes the results of an assumed Chapter 7 liquidation of those entities:

CRIIMI MAE Management, Inc. ("CRIIMI MAE Management")

The total pre- and post-petition liabilities of CRIIMI MAE Management as of September 30. 2000 were approximately $10.6 million. The total estimated liquidation value of the assets of CRIIMI MAE Management as of September 30, 2000 was in excess of $12.1 million. Accordingly, in a Chapter 7 liquidation of CRIIMI MAE Management, it is estimated that all pre- and post-petition creditors and all administrative expenses in the Chapter 7 case would be paid in full, with a net residual value available to the estate of CRIIMI MAE Inc. as the sole shareholder of CRIIMI MAE Management.

CRIIMI MAE Holdings II, L.P. ("CRIIMI MAE Holdings")

The assets of CRIIMI MAE Holdings (the retained investment grade securities ("BBB/BBB-") from CMO-IV) were sold in October 1999 under the terms of a Stipulation and Order entered by the Bankruptcy Court, with the proceeds thereof used to retire the outstanding indebtedness of CRIIMI MAE Holdings with respect thereto. Accordingly, the Debtor believes that there are no remaining creditors of CRIIMI MAE Holdings or assets to be liquidated in a Chapter 7 case.


Notes

The following are the footnote explanations related to the Liquidation Analysis:

     1. The cash balance represents the Company's consolidated cash balance of approximately $163.5 million as of September 30, 2000, approximately $48.5 million of additional net investment income the Company expects to earn from October 1, 2000 through the end of the Liquidation Period, and the net proceeds of approximately $29.8 million from the sale of the remaining CMBS Sale Portfolio and CMO-IV which was completed on November 6, 2000. The net investment income is comprised of the Company's net interest margin on its mortgage assets and earnings from its equity investments. This amount also includes short-term interest income related to cash on hand, at an assumed rate of 5%. The net investment income does not include any administrative expenses, which are accounted for below, or the payment of any post-petition interest expense associated with the unsecured claims. Furthermore, the corporate federal and state income tax liabilities (excluding penalties and interest) of approximately $101 million and the reduction of liquidation proceeds resulting from the sale of the Trusts as TMPs of approximately $159 million have been reflected in the Liquidation Analysis attached hereto under Chapter 7 Administrative Expenses - Tax Liabilities and Assets - Sale of Investments. As of November 10, 2000, the Company's estimated consolidated cash balance totaled approximately $199 million.

     2. Sale of investments represents the Company's estimate of the proceeds it would receive related to the sale of its investments under this Liquidation Analysis. The following details the assumptions used to calculate proceeds from the sale of these investments:

          (a) Subordinated CMBS: The Company's management used the same discounted cash flow methodology as used in its Form 10-K and Form 10-Q filings as of December 31, 1999 and September 30, 2000 in determining the sale proceeds for its Subordinated CMBS during the Liquidation Period. The cash flows were discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk of comparable assets under a comparable liquidation scenario, and included an estimate for the market effect associated with the Company's portfolio liquidation. The Company used a variety of sources to determine its discount rate including institutionally-available research reports, discussions with the Company's secured lenders, and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. The proceeds from the sale of such CMBS were derived using the following assumptions:

          (i) The proceeds were calculated for those CMBS investments in which the Company had an economic interest as of September 30, 2000, except for the remaining CMBS Sale Portfolio and CMO-IV which was sold as of November 6, 2000. The net proceeds from the sale of the CMBS Sale Portfolio and CMO-IV (gross sale proceeds net of the corresponding secured debt and settlement of $4 million with one of the Company's lenders) totaled approximately $29.8 million. The aggregate net proceeds have been included herein under Assets - Cash. Any match-funded CMBS assets and corresponding match-funded liabilities were excluded from this Liquidation Analysis.

          (ii) The CMBS and related servicing rights for each issuance were assumed to be sold jointly and in their entirety, and are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

          (iii) All non-CRIIMI MAE issued CMBS assets were priced assuming a 0% CPR (Constant Prepayment Rate) and 0% CDR (Constant Default Rate) since the inherent risks associated with defaults and losses are accounted for in the spreads and discount rates used to determine the gross sale proceeds. These assumptions are consistent with the valuation methodology used for quarterly SEC reporting and market convention for the sale of such securities.

          (iv) The retained securities from CBO-1and CBO-2 were priced assuming the Company loses its REIT status retroactive to January 1, 1999. Accordingly, these Trusts become subject to corporate federal and state income tax liabilities as a result of the loss of the QRS exemptions for the TMPs. The gross taxable earnings for each Trust were computed using the original pricing speeds and current tax yields on the underlying collateral. The deductible payments from each Trust were computed based upon the original pricing speeds and current tax yields of the securities that were issued by each Trust. Any excess taxable income over the deductible payment from each Trust represents the net taxable income of that Trust. It was further assumed that each Trust would pay corporate federal and state income taxes at an aggregate effective tax rate of 40%. The gross cash flow for each Trust was reduced by the associated tax liability and all remaining cash flow was allocated to each security in accordance with the payment priorities as detailed in the respective pooling and servicing agreements. The resulting cash flows on securities held by the Company were then discounted using yields derived as discussed in 2.(a)(v), (vi), and (vii) below.

          (v) The Company's management projected the U.S. Treasury curve for the assumed future sale dates using a forward rate curve extracted from Bloomberg. An appropriate U.S. Treasury rate was then interpolated based on the projected U.S. Treasury curve and weighted-average life of each CMBS.

          (vi) Credit spreads for comparably rated CMBS were derived from the sources cited in 2.(a) above and adjusted based on qualitative and quantitative factors, such as the market's perception of the issuers and the credit fundamentals of the commercial real estate underlying each pool of commercial mortgage loans.

          (vii) Credit spread adjustments, ranging from 150 to 600 basis points, were added to credit spreads determined in 2.(a)(vi) above in determining the appropriate discount rate for the CRIIMI MAE issued CMBS retained by the Company. These incremental adjustments reflect yield premiums that would likely occur if a portfolio of this size were sold in the secondary market during the first and second quarters of 2001.

          (b) Insured Mortgage Securities: For each of the residual economic interests in CMO-I, CMO-II, and CMO-III, CRIIMI MAE used pricing assumptions consistent with those used by typical buyers of Interest Only securities. Accordingly, the sale proceeds were computed assuming a pricing speed of 100% CPR after the expiration of any lockout and yield maintenance period on the underlying mortgage securities. The projected cash flows were discounted at a credit spread of 600 basis points over the interpolated U.S. Treasury rate as of the assumed sale date. The sale proceeds for the residual interests are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

          The Company's only non-securitized GNMA MBS was priced to sell at 97% of its face amount and is net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

(c)      Equity Method Investees:

     The value of the AIM general partner ("GP") investment was determined by dividing the value of the publicly traded Limited Partnership ("LP") units, as extracted from Bloomberg, by the LPs' interest and multiplying the result by each GP's interest (ranging from 2.9% to 4.9%). The assumed value of each GP's interest was compared to its indirect ownership interest in the mortgage loans underlying each fund and further reduced based on an assumed 20% per annum run-off rate of the underlying mortgage assets. An additional discount of 25% was applied to reflect the liquidity premium that may be associated with the liquidation of the Company and the risk of owning a GP interest.

     CRIIMI MAE Services, L.P. ("CMSLP")(CRIIMI MAE's servicing affiliate) is assumed to continue to operate through May 2001. (It should be noted, however, that this assumption may not be achievable due to the potential loss of key personnel in a Chapter 7 scenario. The loss of such key personnel coupled with the Chapter 7 liquidation of the Company is likely to adversely impact the rating of CMSLP as servicer, lead to the replacement of CMSLP as servicer on then-existing CMBS transactions and may result in an adverse impact on bond ratings, a negative impact on the value of the Company's remaining CMBS and the incurring of additional costs and other potential defaults and claims by the Company.) Notwithstanding the foregoing qualifications, for purposes of this analysis, servicing assets, consisting primarily of direct and master servicing contracts, were assumed to be sold in connection with the sale of the related CMBS using pricing assumptions consistent with those used by typical buyers of such securities. Accordingly, the sale proceeds were computed assuming a pricing speed of 1% CPR during any lockout period, 2% CPR during any yield maintenance period, 5% CPR during any prepayment penalty period, and 15% CPR after the expiration of any yield maintenance or prepayment penalty period on the underlying mortgage securities. The projected cash flows were discounted at a credit spread of 800 basis points over the interpolated U.S. Treasury rate as of the assumed sale date. The sale proceeds for the residual interests are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds. Furthermore, proceeds from the sale of the special servicing rights have been included in the sale proceeds of the related CMBS, as the purchaser of the controlling class has the right to appoint the special servicer.

3.       Other Assets include the following:

          (a) The Company's mezzanine loans were assumed to be sold at 70% of their face amount to reflect the credit risk associated with owning these assets. As of September 30, 2000, the Company owned approximately $7.1 million (face amount) of mezzanine loans. The proceeds are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

          (b) All fixed assets were assumed to be sold at 10% of their carrying value.

          (c) The Company has assumed the collection of certain receivables.

     4. For the purposes of this Liquidation Analysis, the Company is assumed to lose its REIT status and QRS exemptions on its TMPs for 1999, 2000 and 2001. As a result, the Company would be subject to federal and state tax liabilities on taxable income earned by its TMPs during 1999, 2000 and 2001 (including CMO-IV which was sold as of November 6, 2000). The aggregate taxable income associated with CBO-1, CBO-2 and CMO-IV, estimated at $103 million for 1999, $104 million for 2000 and $45 million for the period ending May 15, 2001, would give rise to corporate federal and state tax liabilities (excluding penalties and interest) of approximately $41 million for 1999, $42 million for 2000, and $18 million for the period ending May 15, 2001. Furthermore, the Company may be subject to penalties and interest associated with the potential late payment of 1999, 2000 and 2001 corporate federal and state tax liabilities.

     5. This amount, estimated at approximately $1 million per month, includes the professional expenses required to liquidate the Company and perform other functions for the Trustee during the Chapter 7 case.

     6. This amount represents the fees of the Chapter 7 Trustee. Although the Chapter 7 Trustee could receive up to 3% of the estate proceeds distributed to creditors, Chapter 7 Trustee fees have been estimated at 1% of payments made to creditors due to the large size of the Debtors' estate.

     7. Unlike most Chapter 7 scenarios, the nature of the Debtor's assets will require that the Chapter 7 Trustee retain critical employees and operate the Company, on a reduced basis, during the Liquidation Period. Operating expenses are assumed to be reduced by 50% during the period of liquidation as compared to the level of operating expenses assumed while the Company is in Chapter 11 as discussed in Note 9 below. This is primarily a result of the reduction of the workforce in a Chapter 7 liquidation.

     8. This amount includes the professional fees incurred during the Debtors' Chapter 11 cases that have not been paid, as well as estimated professional fees to be incurred by the Company through November 15, 2000.

     9. This amount includes the following: (1) payment of post-petition trade payables, (2) estimated retention payments to employees retained during the Liquidation Period, and (3) other ongoing operating costs through November 15, 2000. The estimated operating costs are assumed to be $1.3 million for the period September 30, 2000 to November 15, 2000.

     10. Secured debt includes variable rate secured borrowings (excluding the secured debt related to the remaining CMBS Sale Portfolio and CMO-IV which is netted against gross sale proceeds in (1.) above), other secured financing facilities and accrued and unpaid interest as of September 30, 2000, at contractual, non-default rates. From October 1, 2000 through May 15, 2001, it is assumed that interest is paid on a current basis at contractual, non-default rates.

     11. Unsecured claims include senior unsecured notes, other unsecured financing facilities, trade payables, and other unsecured claims (excluding any post-petition accrual of interest thereon). The total presented does not include any amounts for the allowance of any disputed claims or any rejection damage claims in a Chapter 7 liquidation of the Debtors.

     12. The Liquidation Analysis references the Series F Preferred Stock (Dividend Preferred) distributed in the fourth quarter of 1999 for the distribution of the remaining 1998 taxable income, of which 756,453 shares were converted into common stock in November 1999 and 263,788 shares were converted into common stock in February 2000. The Company also issued Series G Preferred Stock (Dividend Preferred) on November 13, 2000 for the purpose of distributing its 1999 taxable income. For purposes of this Liquidation Analysis, the Company is assumed to convert to a chapter 7 liquidation two days after issuing the Series G Preferred Stock. As a result of the liquidation, it is assumed that the Series G Preferred Stock will not have any value and would therefore fail to qualify as a taxable distribution or satisfy the Company's taxable distribution requirements. Furthermore, the Company entered into a Preferred Stock Exchange Agreement on February 22, 2000 pursuant to which it exchanged 103,000 shares of Series C Cumulative Convertible Preferred Stock for 103,000 shares of Series E Cumulative Convertible Preferred Stock. On July, 26, 2000, the Company entered into a Preferred Stock Exchange Agreement pursuant to which it exchanged 100,000 shares of Series D Cumulative Convertible Preferred Stock for 100,000 shares of Series E Cumulative Convertible Preferred Stock. In addition, no dividends are assumed to be paid on any outstanding preferred or common shares and no options are assumed to be converted into common stock. The number of shares of Series B, E, F, and G outstanding as of November 13, 2000 was 1,593,982, 203,000, 586,354,
and 3,741,190, respectively.

     13. The number of shares of common stock outstanding as of November 13, 2000 was 62,353,170.